EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated October 13, 2026, which includes an explanatory paragraph relating to EuroSPAC Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of EuroSPAC Acquisition Corp. as of September 7, 2026 and for the period from July 29, 2026 (inception) through September 7, 2026 which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 13, 2026